Exhibit 10.6.6
SIXTH AMENDMENT TO
EMPLOYMENT AGREEMENT
This Sixth Amendment to Employment Agreement is made this 16th day of February, 2017, by and between SP+ Corporation, a Delaware corporation (the “Company”) and Robert N. Sacks (the “Executive”).
RECITALS

A.
The Executive and the Company have previously executed a certain Employment Agreement dated as of May 18, 1998 (the “Original Employment Agreement”). The Original Employment Agreement was modified by that certain Amendment to Employment Agreement dated as of November 7, 2001 (the "First Amendment”) between APCOA/Standard Parking, Inc. and the Executive (the “Second Amendment”), and that certain Third Amendment to Employment Agreement dated as of April 1, 2005 by and between the company and the Executive (the “Third Amendment”), and that certain Fourth Amendment dated as of December 29, 2008 (the “Fourth Amendment”), and that certain Fifth Amendment dated as of January 28, 2009 (the “Fifth Amendment”). The Original Employment Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment are hereafter referred to collectively as the (“Agreement”). The Company is successor-in-interest to all of APCOA’s and APCOA/Standard Parking Inc.’s rights and obligations under the Agreement.

B.	The Company and the Executive have agreed to modify certain provisions and desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:
1.    Section 6(g) of the Agreement is hereby amended by substituting “March 30, 2019” in lieu of “March 30, 2018,” twice appearing therein, so that Section 6(g), as amended, now reads as follows:
(g)    Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this Section 6, if Executive’s termination occurs for any reason (including without limitation the Company’s effective termination of Executive’s employment at the end of any Employment Period expiring prior to March 31, 2019 by reason of the Company’s election to give a Notice of Nonrenewal pursuant to Section 1) other than for Cause or by reason of Executive’s voluntary termination as provided in Section 4(c) (“Voluntary Termination”), then in addition to any amounts payable by the Company to the Date of Termination and without in any manner releasing, impairing or altering to any extent any of Executive’s rights pursuant to any other provisions of this Agreement, the Company agrees to pay Executive amounts (the “Salary Continuation Payments”) which, when combined with all any and all amounts that may be payable to Executive by the Company pursuant to Section 5(a), will total Executive’s Annual Base Salary and Annual Target Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following (i) the Date of Termination, or (ii) the last day of the Employment Period if the Company gives a Notice of Nonrenewal (the “Salary Continuation Payments”). The Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with Section 3(a) and (b) above. In the event of a Voluntary Termination, or if Executive is terminated for Cause, or if the Company terminates Executive’s employment at the end of any Employment Period expiring on or after March 31, 2019, by reason of any Notice of Nonrenewal given pursuant to Section 1, the Salary Continuation Payments shall be reduced to the agreed total amount of $50,000, payable over a 12-month period following the Date of Termination in equal monthly installments. In the event Executive breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Salary Continuation Payments shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time. The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.

2.    Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this Sixth Amendment to Employment Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

SP+ CORPORATION, a Delaware corporation

By:	/s/ G Marc Baumann	/s/ Robert N. Sacks
	G Marc Baumann	Robert N. Sacks
Chief Executive Officer